Exhibit 99.1

Employers Holdings, Inc. Appoints Barbara A. Higgins and Jeanne L. Mockard to Board of Directors
RENO, Nev. February 28, 2018 - Employers Holdings, Inc., (NYSE: EIG) today announced the appointment of Barbara A. Higgins and Jeanne L. Mockard to its Board of Directors, effective March 1, 2018.
“We are very excited to welcome Barbara Higgins and Jeanne Mockard to the EMPLOYERS Board,” said Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc. “Barbara brings a wealth of experience focusing on customer experience with major corporations in multiple industries. Jeanne brings a depth of investment experience having spent most of her career in senior positions at Putnam Investments. We will benefit greatly from the professional experiences of each of these new directors and look forward to their contributions to our Board.”
Barbara Higgins, age 51, currently serves as Chief Customer Officer for Duke Energy Corporation. She has nearly 30 years of experience in multi-channel operations, market research, brand management and leadership throughout the world. Her career includes serving in senior positions with Allstate Insurance Company, United Airlines, and the Walt Disney Company. Ms. Higgins received a Bachelor of Science degree from Cornell University’s School of Hotel Administration and an MBA from the University of Florida’s Warrington College of Business.
Jeanne Mockard, age 54, is the owner of JLM Capital and Consulting, where she evaluates private investment opportunities and provides consulting services. Prior to that, she served as a Managing Director and Senior Portfolio Manager at Putnam Investments. She is a CFA charterholder and has nearly 30 years of investment experience. Ms. Mockard has a Bachelor of Science degree in Math and Latin from Tufts University and an MBA from the University of Virginia’s Darden Graduate School of Administration.
About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 37 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.
Copyright © 2018 EMPLOYERS. All rights reserved.

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Source: Employers Holdings, Inc.
Employers Holdings, Inc.
Media
Ty Vukelich, 775-327-2677
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tvukelich@employers.com
or
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Michael S Pacquette
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mpaquette@employers.com
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Margaret Woodard
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